Exhibit 10.4

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

(By and Between California Bank of Commerce and                 )

This Executive Supplemental Compensation Agreement (hereinafter “Agreement”) is made and entered into effective as                 , 20    , by and between California Bank of Commerce (hereinafter the “Bank” or the “Employer”), a state-chartered commercial bank with its principal offices located in the city of Lafayette, California and                 , an Executive of the Bank (“Executive”).

WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce Executive to remain in the Bank’s employ during Executive’s lifetime or until the age of retirement; and

WHEREAS, Executive and the Employer wish to specify in writing the terms and conditions upon which these certain fringe benefits will be provided to Executive; and

WHEREAS, it is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for Executive, who is a member of management and a highly compensated employee within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

WHEREAS it is the intent of the parties hereto that this Agreement be compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”),

NOW, THEREFORE, in consideration of the past employment performance and the services to be performed by Executive in the future, as well as the mutual promises and covenants contained herein, Executive and the Employer agree as follows:

1.0 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise. In addition, in the event of any ambiguity, then any terms herein shall be interpreted so as to be compliant with Internal Revenue Code Section 409A.

1.1 Accrued Liability Balance. For the purposes of this Agreement, the “Accrued Liability Balance” shall mean the liability accrued by the Bank to fund the future benefit payments associated with this Agreement. The Bank shall accrue the liability associated with this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance. The discount rate employed shall be periodically adjusted by the Bank and will be within reasonable standards according to GAAP. Any one of a variety of amortization methods may be used to determine the Accrued Liability Balance; however, once chosen, the method must be consistently applied.

1.2 Administrator. The Bank shall be the “Administrator” of this Agreement.

1.3 Beneficiary(ies) or Designated Beneficiary(ies). The terms “Beneficiary(ies)” or “Designated Beneficiary(ies)” shall mean those individual(s) or entities designated in accordance with the provisions of Section 7.0 to receive any Executive Benefit due or outstanding to Executive upon Executive’s death.

1.4 Board of Directors. The term “Board of Directors” or “Board” shall mean the Board of Directors of California Bank of Commerce.

1.5 Change in Control. For the purpose of this Agreement, a Change in Control shall include any of the following (and for the purposes of this provision, the term “corporation” shall mean the “Bank”):

A.

Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.

B.	Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(1) The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

C.

Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition, to constitute a change in control event with respect to Executive, the change in control event must relate to (1) the corporation for which Executive is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of services by Executive for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.

1.6 Claimant. The term “Claimant” shall refer to an individual or entity that files a claim to benefits pursuant to Section 8.0.

1.7 The Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8 Committee. The term “Committee” shall mean the Compensation Committee of the Board of Directors of California Bank of Commerce.

1.9 Disability/Disabled. For the purposes of this Agreement, Executive will be considered Disabled if it is determined, in a manner consistent with IRC 409A, that:

A.

Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.

Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

In the event a disability policy has been purchased by Employer for Executive, then the individual or entity responsible for determining such disability thereunder shall determine Executive’s Disability under this Agreement (using the forgoing Disability definition). In the event no such disability policy exists, then the Administrator shall make a good faith determination of Disability in a manner consistent with IRC 409A.

1.10 Effective Date. The term “Effective Date” shall mean the date first written above.

1.11 Employer. The term the “Employer” shall mean California Bank of Commerce, any subsidiaries or affiliates thereof, or any successors thereto.

1.12 ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13 Executive Benefit. For the purposes of this Agreement, the term “Executive Benefit” shall refer to the benefit to which Executive may be entitled to receive pursuant to this Agreement. Amounts actually received by Executive, however, shall be determined pursuant to Sections 4-6 (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over Employer; or (c) required in order for Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.14 Involuntary Termination/Involuntary Separation From Service. In accordance with IRC 409A, the terms “Involuntary Termination” or “Involuntary Separation From Service” shall mean a Separation From Service due to the independent exercise of the unilateral authority of the Bank to terminate Executive’s services, other than due to Executive’s implicit or explicit request, where Executive was willing and able to continue performing services (and not as the result of death, Disability or a Termination For Cause).

1.15 IRC 409A. The term “IRC 409A” shall refer to Section 409A of the Code and the related regulations or other guidance issued by the Internal Revenue Service and/or the Treasury Department.

1.16 Remains Employed. The term “Remains Employed” shall mean that Executive has not experienced a Separation From Service with Employer.

1.17 Separation From Service/ Termination of Employment. The terms “Separation From Service” (Separates From Service) and “Termination of Employment” shall be used interchangeably for the purposes of this Agreement and shall be defined in accordance with the provisions of IRC 409A. Consistent with IRC 409A, whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if Executive has been providing services to the Employer less than 36 months). There shall be no Separation From Service while Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to re-employment with the Employer under an applicable statute or by contract.

1.18 Service Period. For the purposes of this Agreement, the term “Service Period” shall refer to the period of time between                  and                 . The Service Period shall expire at the close of business on                 .

1.19 Service Ratio. For the purposes of this Agreement, the “Service Ratio” shall be a fraction, the numerator of which shall be the number of full months Executive has been employed by the Bank since the beginning of the Service Period, and the denominator of which shall be one hundred twenty (120).

1.20 Specified Employee. In accordance with IRC 409A, a “Specified Employee” shall mean a key employee (as defined in Code Section 416(i), disregarding paragraph 5 thereof) of an employer of which any stock is publicly traded on an established securities market or otherwise.

1.21 Target Benefit. For the purposes of this Agreement, the “Target Benefit” shall be an annual amount equal to sixty thousand dollars ($60,000).

1.22 Termination For Cause. For the purposes of this Agreement, “Termination for Cause” shall be defined as Executive’s Termination of Employment with the Bank for one or more of the following reasons:

A.	Willfully breaching Bank policies or banking regulations;

B.	Habitually neglecting the duties required to be performed under their Employment Agreement;

C.	Committing an intentional act that has a material detrimental effect on the reputation or business of the Bank;

D.

Conviction of a felony or committing any act of dishonesty, fraud, intentional misrepresentation or moral turpitude as would prevent effective performance of Executive’s duties under Executive’s Employment Agreement;

E.	Repeatedly or intentionally disregarding or failing to comply with a directive of the Board of Directors; or

F.

The Bank receiving a written finding, order or directive from any state or federal banking regulator with jurisdiction over the Bank ordering the removal of Executive as an executive officer of the Bank.

1.23 Termination For Good Reason. A Termination of Employment shall be deemed to be “For Good Reason” if Executive Separates From Service on or after the occurrence of any of the below events, and such events occur without Executive’s consent:

A.	A material diminution in Executive’s base compensation;

B.	A material diminution in Executive’s authority, duties, or responsibilities;

C.

A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board;

D.	A material diminution in the budget over which Executive retains authority;

E.	A material change in the geographic location at which Executive must perform services;

F.	Any other action or inaction that constitutes a material breach by the Employer of Executive’s Employment Agreement.

In the event of any of the forgoing circumstances, Executive shall provide notice to the Employer of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which the Employer must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days and Executive Voluntarily Terminates within the two (2) year period following the initial occurrence of one or more of these conditions, then such Separation From Service shall be deemed to have been a “Termination For Good Reason”.

1.24 Voluntary Termination. The term “Voluntary Termination” or “Voluntarily Terminates” shall mean a Separation From Service elected by Executive and not as a result of death or Disability (and distinguishable from a Termination For Good Reason).

2.0 Scope, Purpose and Effect.

2.1 Not a Contract of Employment. Although this Agreement is intended to provide Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between Executive and the Employer, nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate Executive’s employment. This Agreement shall have no impact or effect upon any separate written Employment Agreement which Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of the Employment Agreement.

2.2 Fringe Benefit. The benefit provided by this Agreement is granted by the Bank as a fringe benefit to Executive and is not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3 Prohibited Payments. Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a bank regulator, no payment shall be made hereunder without complying with said FDIC Rules.

3.0 Payment Restrictions and Limitations.

3.1 Delay in Payments for Specified Employee in the Event of a Separation From Service and Compliance With IRC 409A. If Executive is a Specified Employee as of the date of Separation From Service, then, when required by IRC 409A, any payment conditioned upon a Separation From Service may not be made before the date that is six (6) months after the date of Separation From Service (or, if earlier than the end of the six (6) month period, the date of Executive’s death).

If payments to which Executive would otherwise be entitled during the first (1st) six (6) months following a Separation From Service are subject to this six (6) month delay in payment, then such payments shall be accumulated and paid on the first (1st) day of the seventh (7th) month following the date of Separation From Service. Payments will then continue thereafter as called for pursuant to the terms of this Agreement.

Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC 409A in order to avoid any unfavorable tax consequences resulting from any such failure to comply.

3.2 Change in Time or Form of Distributions. Executive and the Bank may amend this Agreement to change the timing or form of distributions, however, any such amendment must comply with the restrictions imposed by IRC 409A, including the following:

A.	A modification may not accelerate the time or schedule of any distribution, except as provided in IRC 409A;

B.	A modification must be made at least twelve (12) months prior to the first scheduled distribution;

C.	A modification must delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

D.	A modification may not take effect until twelve (12) months has elapsed.

3.3 Withholding of Payroll Taxes. Employer shall withhold from payments made hereunder any taxes required to be withheld from Executive’s wage under federal, state or local law.

3.4 Payment Due Under Only One Provision. Executive Benefit payments due under this Agreement shall be determined and payable pursuant to only one (1) provision hereinbelow. The date and circumstances of Executive’s Separation From Service shall determine which paragraph shall be used to calculate the Executive Benefit due.

4.0 In the Event Executive Remains Employed by the Bank Throughout the Service Period. If Executive Remains Employed throughout the Service Period, then they shall receive an annual Executive Benefit equal to the Target Benefit, payable for a period of ten (10) years. Such annual Executive Benefit shall be paid by the Employer in twelve (12) substantially equal monthly installments, commencing on the first day of the first month immediately following the expiration of the Service Period, and continuing for a period of one hundred twenty (120) months thereafter.

5.0 Separation From Service or Disability Prior to the Expiration of the Service Period. If Executive Separates From Service or becomes Disabled at any time prior to the expiration of the Service Period, then the Executive Benefit due under this Agreement shall be determined under this Section 5.0 and based on the circumstances identified below.

5.1 Executive Benefit if, Within Six (6) Months Before or Eighteen (18) Months Following a Change in Control, Executive is (i) Involuntarily Terminated or (ii) Terminates For Good Reason. If, prior to the expiration of the Service Period, Executive Separates From Service within a period beginning six (6) months before and ending eighteen (18) months after a Change in Control, AND such Separation From Service is either (i) an Involuntary Termination or (ii) a Termination For Good Reason, then the Executive Benefit to which they are entitled shall be as follows:

A.	Benefit Amount. Executive shall receive an annual amount equal to the Target Benefit and payable for a period of ten (10) years.

B.

Benefit Payment. Amounts due under this provision shall be paid by the Employer in twelve (12) substantially equal monthly installments, commencing on the first day of the first month immediately following the Separation From Service and continuing for a period of one hundred twenty (120) months thereafter.

5.2 Executive Benefit Absent a Change in Control and Due to Either an (i) Involuntary Termination or (ii) a Termination For Good Reason. If, prior to the expiration of the Service Period and absent a Change in Control, Executive is (i) Involuntarily Terminated or (ii) Terminates For Good Reason, then the Executive Benefit to which they are entitled shall be as follows:

A.	Benefit Amount. Executive shall receive an annual amount equal to the Service Ratio multiplied by the Target Benefit, and payable for a period of ten (10) years.

B.

Benefit Payment. Amounts due under this provision shall be paid by the Employer in twelve (12) substantially equal monthly installments, commencing on the first day of the first month immediately following the Separation From Service and continuing for a period of one hundred twenty (120) months thereafter.

5.3 Voluntary Separation From Service Prior to the Expiration of the Service Period. If Executive Voluntarily Separates From Service prior to the expiration of the Service Period, then the Executive Benefit to which they are entitled shall be determined as follows:

A.

Voluntary Separation From Service on or after                . If Executive’s Voluntary Separation From Service occurs prior to the expiration of the Service Period but on or after                 , then they shall receive the same Executive Benefit as provided under Paragraph 5.2 above.

B

Voluntary Separation From Service Before                 . If Executive’s Voluntary Separation From Service occurs prior to the expiration of the Service Period and before                 , then they shall forfeit any and all rights and benefits under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to Executive by the Bank pursuant to the terms of this Agreement.

5.4 Disability. If Executive becomes Disabled prior to the expiration of the Service Period, then they shall receive the following:

A.

Accrued Liability Balance. Executive shall receive a lump sum amount equal to the Accrued Liability Balance. The Accrued Liability Balance shall be paid in one (1) lump sum on the first (1st) day of the first (1st) month following Disability.

B.

Additional Benefit Payment. In addition to the forgoing, if the Bank has purchased a pre-approved Individual Total Disability Policy through Lloyd’s of London (“Lloyd’s Policy”), and Executive qualifies to receive a benefit thereunder, then they shall be paid any amounts due and payable under the Lloyd’s Policy (in amount and date as provided therein).

5.5 Termination For Cause at Any Time. If Executive is Terminated For Cause at any time after the effective date of this Agreement, then they shall forfeit any and all rights and benefits they may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to Executive by the Bank pursuant to the terms of this Agreement.

6.0 Death. In the event of Executive’s death, then whether Executive’s Beneficiary(ies) are entitled to receive any amounts pursuant to this Agreement shall be determined as follows.

6.1 Death After Becoming Entitled to Receive an Executive Benefit. If Executive has become entitled to an Executive Benefit pursuant to one of the provisions of Section 4 or 5 of this Agreement, then Executive’s Designated Beneficiary shall be entitled to receive such amount and on the same date as Executive would have received had they survived.

6.2 Death in All Other Circumstance. Other than as addressed above in Paragraph 6.1, there shall be no death benefits payable pursuant to this Agreement.

7.0 Beneficiary Designation

7.1 Beneficiary Designation. Executive shall have the right, at any time, to designate any person or persons as their Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid in the event of their death prior to complete distribution to Executive of the benefits due under this Agreement. Each Beneficiary designation shall be in a written form approved by the Bank and will be effective only when filed with the Bank during Executive’s lifetime. Attached hereto is a Beneficiary Designation Form approved by the Bank. The Bank reserves the right to modify such Beneficiary Designation Form as it deems necessary in the future.

7.2 Amendments to Beneficiary Designation. Any Beneficiary Designation Form may be changed by Executive without the consent of any Designated Beneficiary by the filing of a new Beneficiary Designation Form with the Bank. The filing of a new Beneficiary Designation Form will cancel all Beneficiary Designation Forms previously filed. If Executive’s compensation is community property, any Beneficiary Designation Form shall be valid or effective only as permitted under applicable law.

7.3 No Beneficiary Designation. In the absence of an effective beneficiary designation, or if all Designated Beneficiaries predecease Executive or die prior to complete distribution of the Executive Benefit, then Executive’s designated Beneficiary shall be deemed to be Executive’s lawful spouse or registered domestic partner, or if none exists, Executive’s estate.

7.4 Doubt as to Beneficiary. If there is a doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, then the Bank shall have the right to withhold such payments until this matter is resolved to the satisfaction of the Bank. In the event of any such doubt or dispute, the Bank reserves all rights to file an interpleader action or to require a court decree or order directing the payment of benefits or to require indemnification from any claimant or to require claimants to otherwise finally resolve such claims prior to the Bank paying any benefits under this Plan.

7.5 Effect of Payment to the Beneficiary. Payment to the Designated Beneficiary shall fully and completely discharge the Bank from all further obligations under this Agreement.

8.0 Administration.

8.1 Committee and Duties. This Agreement shall be administered by an Administrative Committee (as defined in Paragraph 1.8) appointed by the Board of Directors. Any member of the Committee may be removed from the Committee at any time by the Board. Any member may resign from the Committee by delivering his written resignation to the Board. Upon the existence of any vacancy, the Board may appoint a successor. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement. A majority of the members of the Committee shall constitute a quorum for the transaction of business. A majority vote of the Committee members constituting a quorum shall control any decision.

8.2 Agents. In the administration of this Agreement, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

8.3 Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

8.4 Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Agreement, except in the case of gross negligence or willful misconduct.

9.0 Claims Procedure.

9.1 Dispute Over Benefits. In the event a dispute arises over the benefits under this plan and benefits are not paid to Executive [or to Executive’s Beneficiary(ies)], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above in accordance with the following procedures:

A.	Written Claim. The Claimant may file a written request for such benefit to the Administrator.

B.

Claim Decision. Upon receipt of such claim, the Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)	A description of any additional information or material necessary for Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	Appropriate information as to the steps to be taken if Claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

D.

Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or in its entirety), then Claimant (or their duly authorized representative) may file with the Administrator, a written request for a full and fair review of the denial of the claim. In the case of disability benefits where a medical judgment was part of the basis of the adverse benefit determination, the review shall include a consultation with an independent health care professional.

Claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to Claimant’s claim for benefits.

E.

Decision on Review. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	Reference the specific provisions of the Agreement on which the denial is based;

(iii)

A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to Claimant’s claim for benefits; and

(iv)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a).

F.

Special Timing and Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying Claimant regarding benefit determinations shall be reduced as required by 29 CFR 2560.503-1 (within a reasonable period of time, but not to exceed forty-five (45) days, subject to no more than two (2) thirty (30) day extensions if necessary due to matters beyond control of the plan and subject to proper notice being given). In the event any extension is required, then notice of such extension shall specify the standards on which the entitlement to a benefit is based, all unresolved issues that prevent a decision on a claim, the additional information needed to resolve those issues, and claimant shall be afforded at least forty-five (45) days in which to provide the specified information. Additionally, all disability claims shall be handled in a manner which is compliant with the Department of Labor Rules, including but not limited to the following:

(i)	Claims and appeals will be adjudicated in a manner designed to ensure independence and impartiality of the persons involved in making the benefit determination;

(ii)

All benefit denial notices shall contain a complete discussion of why the claim was denied and the standards applied in reaching the decision, including the basis for disagreeing with the views of health care professionals, vocational professionals, or the Social Security Administration;

(iii)

Claimant shall have the right to access to the entire claim file and other relevant documents, and shall be guaranteed the right to present evidence and testimony in support of their claim during the review process;

(iv)	Claimant shall be given notice and a fair opportunity to respond before denials at the appeals stage are based on new or additional evidence or rationales;

(v)

Claimant is not prohibited from seeking court review of a claim denial based on a failure to exhaust administrative remedies under the plan if the plan failed to comply with the claims procedure requirements (unless the violation was the result of a minor error);

(vi)	Certain rescissions of coverage are to be treated as adverse benefit determinations triggering the plan’s appeals procedures; and

(vii)	All required notices and disclosures issued hereunder shall be written in a culturally and linguistically appropriate manner.

9.2 Arbitration of Disputes. Other than any claim which must be brought in accordance with the requirements established by ERISA, all unresolved claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion shall be resolved by binding arbitration before an arbitrator selected by the mutual agreement of the parties (unless prohibited by ERISA). Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and in no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by the Judicial Arbitration & Mediation Services. Any award rendered by the arbitrator shall be final and binding upon the successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with the provisions of the California Rules of Civil Procedure. Any arbitration hereunder shall be conducted in Lafayette, California, unless otherwise agreed to by the parties.

9.3 Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration and legal fees incurred pursuant to this Agreement; and (b) if Executive prevails, they shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The term “prevails” applies if the arbitrator(s) or court finds that Executive is entitled to contested money payments from the Employer but does not necessarily imply a judgment rendered in favor of Executive. Furthermore, the Employer recognizes that Executive may not pursue a legitimate claim for benefits or benefit amounts if they are found not to be the prevailing party at arbitration or litigation. Thus, to ensure that Executive is not deterred from pursuing a legitimate claim, the Employer hereby agrees to waive any and all rights it may have to recover attorneys’ fees from Executive pursuant to this Agreement in the future, whether by statute or contract, and regardless of whether the Employer is found to be the “prevailing party”.

9.4 Attorneys’ Fees in the event of a Change in Control. The Employer is aware that, after a Change in Control, management of the Employer could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. The Employer desires that Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to Executive hereunder. The Employer desires that Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after the occurrence of a Change in Control, it appears to Executive that (i) the Employer has failed to comply with any of its obligations under this Agreement, or (ii) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits intended to be provided to Executive hereunder, the Employer irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice, at the Employer’s expense as provided in this subparagraph, to represent Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Employer and any counsel chosen by Executive under this subparagraph, the Employer irrevocably consents to Executive entering into an attorney-client relationship with that counsel, and Executive and the Employer agree that a confidential relationship shall exist between Executive and that counsel. The fees and expenses of counsel selected from time to time by Executive as provided in this section shall be paid or reimbursed to Executive by the Employer on a regular periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices up to a maximum aggregate amount of one hundred fifty thousand dollars ($150,000), whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings. The Employer’s obligation to pay Executive’s legal fees provided by this subparagraph operate separately from and in addition to any legal fees reimbursement obligation the Employer may have with Executive under any separate employment, severance or other agreement between Executive and the Employer. Despite any contrary provision within this Agreement, however, the Employer shall not be required to pay or reimburse Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and rule 359.3 of the Federal Deposit Insurance Act [12 CFR 359.3]. Furthermore, the Employer again acknowledges that Executive may not pursue a legitimate claim for benefits or benefit amounts if he is found not to be the prevailing party at arbitration or litigation. Thus, to ensure that Executive is not deterred from pursuing a legitimate claim, the Employer hereby agrees to waive any and all rights it may have to recover attorneys’ fees from Executive pursuant to this Agreement in the future, whether by statute or contract, and regardless of whether the Employer is found to be the “prevailing party”.

10.0 Miscellaneous.

10.1 Unfunded Plan. This Agreement is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ER1SA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, this Agreement shall terminate and no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that this Agreement constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

10.2 Status as an Unsecured General Creditor and Rabbi Trust. Notwithstanding anything contained herein to the contrary: (i) Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and Executive acknowledge and agree that, in the event of a Change in Control, upon Executive’s request, or in the Bank’s discretion if Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to Executive in such manner and at such times as specified in this Agreement.

10.3 Non-assignability. Neither Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or any other person, nor be transferable by operation of law in the event of Executive’s or any other person’s bankruptcy or insolvency.

10.4 Not a Contract of Employment. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between Employer and Executive, and Executive (or his beneficiary, if applicable) shall have no rights against Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Agreement shall be deemed to give Executive the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

10.5 Protective Provisions. Executive will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefit hereunder, and/or by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

10.6 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

10.7 Captions. The captions of the sections, and paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8 Governing Law. The provisions of this Agreement shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of California.

10.9 Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

10.10 Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

10.11 Validity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and this Agreement shall remain in full force and effect notwithstanding such partial invalidity.

10.12 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

10.13 Modifications. Any modification or Amendment of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to IRC 409A. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

10.14 Notice. Any notice required or permitted of either Executive or the Bank under this Agreement shall be deemed to have been duly given if in compliance with the following: if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; if by electronic delivery or email upon transmission to the email address previously provided by the party to whom the email is transmitted as reflected in the records of the party transmitting the email and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	California Bank of Commerce
3595 Mt. Diablo Blvd., Suite 220
Lafayette, CA 94549
Attn: President & Chief Executive Officer

If to Executive:	Last known address on file with the Bank

10.15 Code Section 280G Issues.

A.

Treatment of Excess Parachute Payments. In the event that any benefits payable to Executive pursuant to this Agreement (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Paragraph 10.15 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Payments hereunder shall be either (a)

provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.

B.

Determination of Amounts. All computations and determinations called for by this Paragraph 10.15 shall be promptly determined and reported in writing to the Bank and Executive by independent public accountants or other independent advisors selected by the Bank and reasonably acceptable to Executive (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon Executive and the Bank. For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Bank and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Bank shall bear all fees and expenses charged by the Accountants in connection with such services.

C.

Potential Further Reduction of Benefits. If, notwithstanding any reduction described in Paragraph 10.15A, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any payments made pursuant to this Plan, then Executive shall be obligated to pay back to the Bank, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Bank so that Executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this Paragraph 10.15C, Executive shall pay the Excise Tax.

D.

Potential Increase in Benefits. Notwithstanding any other provision of this Paragraph 10.15, if (i) there is a reduction in the payments to Executive as described in this Paragraph 10.15, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if

Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Bank shall pay to Executive those payments which were reduced pursuant to this Paragraph 10.15 as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of the Payments are maximized.

10.16 Opportunity To Consult With Independent Advisors. Executive acknowledges that they have been afforded the opportunity to consult with independent advisors of their choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to them under the terms of this Agreement and the (i) terms and conditions which may affect Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, IRC 409A, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement. Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for himself, and his heirs, Beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. Executive further acknowledges that they have read, understand and consent to all of the terms and conditions of this Agreement, and that they enter into this Agreement with a full understanding of its terms and conditions.

11.0 IRC 409A Penalties. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from IRC 409A and, thus, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Notwithstanding the forgoing, this Agreement has been created as a retention tool for the Bank and Executive has played a more passive role in its creation. All efforts have been made to make this Agreement compliant with the Code, however, in the event there is a failure in either the document or actual payments hereunder, then Employer shall reimburse Executive for all penalties incurred as a result of a failure to comply with IRC 409A.

CALIFORNIA BANK OF COMMERCE

By:	Date:
President & CEO

Date:
Executive– Signature and Date